Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2026 with respect to the consolidated financial statements of Modiv Industrial, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this Current Report on Form 8-K/A of Global Net Lease, Inc. We consent to the incorporation by reference of the said report in the Registration Statements of Global Net Lease, Inc. on Form S-8 (Nos. 333-287595, 333-274487, 333-255191 and 333-214582) and Form S-3 (No. 333-286918).

/s/ GRANT THORNTON LLP

Newport Beach, California

September 11, 2026